Exhibit 99.6

PCT LTD Engages Interim Chief Financial Officer and Interim Chief Legal Counsel

Little River, SC – December 10, 2020 - PCT LTD (OTC Pink: PCTL), today announced the engagement of Sheldon A. Smith, Esquire (Certified Public Accountant and Juris Doctorate), as the Company’s Interim CFO and Interim Chief Legal Counsel, beginning on January 1, 2021. PCTL and Smith have executed a contract for interim services for the first quarter of 2021.

Mr. Smith will be taking the place of the current CFO Marion Sofield. Ms. Sofield is staying with the Company and will be taking on an important role in the marketing department and overseeing special projects for PCT LTD. In the meantime, she will be working closely with Mr. Smith to assist him in a smooth transition.

Gary Grieco, PCTL’s CEO, commented, “Marion is a very important member of our management team and we are excited to have her utilize her skills and expertise to help grow the Company as we work towards taking PCT LTD to the next level in the coming new year.”

Mr. Smith’s Curriculum Vitae includes extensive experience as General Counsel for start-up and well-established companies specializing in company organization, protecting intellectual properties, contract development, oversight of litigation, tax planning, audit processes, and other relevant job responsibilities. Having a strong background in both law and accounting, Smith’s Curriculum Vitae illustrates a successful career in C-level, executive management for private and public companies, as well as with a 501 (C) (3) not-for-profit company. Having achieved Cum Laude status at J. Reuben Clark Law School, Brigham Young University and a Bachelor of Science, Magna Cum Laude from Weber State College, Smith has been awarded numerous recognitions as a high school basketball coach, Director and Advisor for ACCPROS, a national organization serving CEO’s, attorneys and owners of over 35 national companies, as well as serving in other respected roles within his community.

Sheldon Smith, PCTL’s Interim CFO and Legal Counsel, stated, “After researching the company and visiting with both management and staff, I am looking forward to the upcoming work we will soon be accomplishing together.”

Gary Grieco, further commented, “Mr. Smith is an accomplished attorney and certified public accountant with many years of experience and a great deal of business know-how. We’re hoping our interim roles for him will grow into a more permanent position, so we will be tasking him with great responsibility as PCTL moves into even higher gears of forward motion and growth.”

About PCT LTD:

PCT LTD ("PCTL") focuses its business on acquiring, developing and providing sustainable, environmentally safe disinfecting, cleaning and tracking technologies. The company acquires and holds rights to innovative products and technologies, which are commercialized through its wholly-owned operating subsidiary, Paradigm Convergence Technologies Corporation (PCT Corp). Currently trading on OTC:PINK, "PCTL" is actively engaged in applying for listing its common stock to the OTC QB market. The Company established entry into its target markets with commercially viable products in the United States and now continues to gain market share in the U.S. and U.K.

ADDITIONAL NEWS AND CORPORATE UPDATES:

PCTL would like to warn its stockholders and potential investors that material corporate information regarding sales, areas of business and other corporate updates will only be made through press releases or filings with the SEC. PCTL does not utilize social media, chatrooms or other online sources to disclose material information. The public should only rely on official press releases and corporate filings for accurate and up to date information regarding PCTL.

Forward-Looking Statements:

This press release contains "forward-looking statements" as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties, which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: PCTL's ability to raise sufficient funds to satisfy its working capital requirements; the ability of PCTL to execute its business plan; the anticipated results of business contracts with regard to revenue; and any other effects resulting from the information disclosed above; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements PCTL makes in this press release include market conditions and those set forth in reports or documents it files from time to time with the SEC. PCTL undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contacts

Gary Grieco, CEO and Chairman, PCT LTD
(843) 390-7900 Office
(843) 390-2347 Fax
www.para-con.com
www.pctcorphealth.com
www.survivalyte.com

Rich Inza, Investor Relations (RMJ Consulting, LLC)

(843) 491-4611
IR@para-con.com

Dave Donlin, Investor Relations (Cervelle Group)

(407) 405-8142